Exhibit 1

AGREEMENT OF JOINT FILING
This joint filing agreement (this “Agreement”) is made and entered into as of this 12th day of February, 2019, by and between CPH TU, LP and Nicholas Lewin.
The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities and Exchange Act of 1934, as amended. Each party to this Agreement further agrees and covenants to the other party that it will fully cooperate with such other party in the preparation and timely filing (and other delivery) of all such Filings.
This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
Dated: February 12, 2019

CPH TU, LP
By:	/s/ Nicholas Lewin
Name:	Nicholas Lewin
Title:	Managing Partner